(Translation)

LOAN AGREEMENT

(ADDENDUM)

Party A: Parko (Hong Kong) Limited

Party B: China Agriculture Media (Hong Kong) Group Co. Limited

This Addendum (this “Addendum”) incorporates by reference and supplements the Loan Agreement entered into by both Parties on July 25, 2013 (the “Original Loan Agreement”). This Addendum is an integral part of the Original Loan Agreement with the same power as the Original Loan Agreement in full force and effect.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, both parties agree as follows:

A.	Interest

Party A agrees to pay interest to Party B on the Loan Amount of FOURTEEN MILLION HONG KONG DOLLARS (HKD14,000,000) at a rate of 4.7% per annum, commencing on November 20, 2013.

B.	Interest Rate on Extension

In the event that Party A fails to repay the principal and interest in full to Party B upon December 31, 2013, the due date set forth in the Original Loan Agreement, Party A agrees to pay interest to Party B on the unpaid amount at a rate of 15% per annum, commencing on January 1, 2014.

C.	Extension

Both Parties agree that maximum extension of the Original Loan Agreement should not be more than 30 days in any circumstances, that is January 30, 2014.

D.	Section A, B, D, E and F set forth in the Original Loan Agreement shall remain unchanged and remain in full force and effect.

Party A Parko (Hong Kong) Limited Date: November 20, 2013	Party B China Agriculture Media (Hong Kong) Group Co. Limited Date: November 20, 2013